Exhibit 10.13

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 18th day of June 2010, by and between Silicon Valley Bank (“Bank”) and iWatt Inc., a California corporation (“Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Removal of Term Loan Reserve. The $1,000,000 Term Loan Reserve established pursuant to Section 2.3 of that certain Amendment to Loan and Security Agreement dated March 31, 2009 is hereby removed as a Reserve under the Revolving Line.

2.2 Addition of Streamline Provision. Section 2.1.1(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(b)	Streamline Period.

(i)	Streamline Period Definition. A “Streamline Period” is any period during which: (A) no Default or Event of Default has occurred and is continuing and either (1)

the principal amount of Obligations outstanding with respect to the Revolving Line is zero (the “Outstandings Requirement”) or (2) Borrower’s Adjusted Quick Ratio is equal to or greater than 1.15 to 1.0 (the “AQR Requirement”). For the purposes hereof, the term “Adjusted Quick Ratio” shall mean the ratio of (I) Borrower’s cash and Cash Equivalents plus net Accounts to (II) Borrower’s Current Liabilities minus Deferred Revenue plus long term debt owed to Bank.

(ii)	Streamline Period Provisions. During a Streamline Period, the following provisions shall apply:

(A)	Monthly Transaction Report. Within 30 days after the end of each month, Borrower shall deliver to Bank a transaction report signed by a Responsible Officer or other officer approved by Bank of Borrower on Bank’s standard form, together with aged listings of accounts receivable and accounts payable, and all other monthly reporting requirements set forth in this Agreement.

(B)	Changes to Reporting Requirements. Delivery to Bank of transaction reports, schedules and assignments of Accounts, and schedules of collections, as called for by Section 6.3(a) hereof (including Sections 6.2(a)(i) and 6.2(a)(ii)), will not be required, but rather shall be provided as set forth in subclause (ii)(A) above.

(C)	Proceeds of Accounts to be Deposited in Operating Account. During a Streamline Period, the payments on, and proceeds of, Accounts will be deposited into Borrower’s operating account without first being applied to the Obligations as provided for in Section 6.3(c) hereof.

(D)	Standard Terms and Conditions Apply. Upon the earliest to occur of (I) the occurrence of a Default or Event of Default under the Loan Documents, or (II) a failure at any time to maintain the Outstandings Requirement (if such is the basis for the Streamline Period being in effect) or (III) a failure at any time to maintain the AQR Requirement (if such is the basis for the Streamline Period being in effect), all of the respective terms and conditions of this Agreement that have been modified by this Section 2.1.1(b) will immediately revert to the respective standard terms and conditions as provided for in this Agreement (without giving effect to this Section 2.1.1(b)), which standard terms will immediately go back into effect without any further action on the part of Bank or Borrower; provided, however, if following the cessation of a Streamline Period the Outstandings Requirement or AQR Requirement is thereafter satisfied for a period of at least one month (and no Default or Event of Default has occurred and is continuing), Borrower may elect to again put a Streamline Period into effect pursuant to the terms hereof by giving Bank at least 5 days prior written notice, specifying the date the Streamline Period is to begin.”

2.3 Modified Minimum Monthly Interest. The Minimum Monthly Interest set forth in Section 2.3(f) of the Loan Agreement is hereby modified from “$10,000” to “$3,500.”

2.4 Modified Float Charge. Section 2.3(g) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(g) Payment: Interest Computation: Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding and Borrower is not in a Streamline Period, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”

2.5 Modified Reporting. Section 6.2(a) (i) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(i)	a Transaction Report (and any schedules related thereto) as follows:

(A)	If a Streamline Period is not in effect: twice a month (on the 15th of each month and on the last day of each month) and at the time of each request for an Advance; or

(B)	If a Streamline Period is in effect: monthly (within thirty (30) days after the end of the month) in accordance with Section 2.1.1(b) (ii)(A) hereof;”

2.6 Addition of Deferred Revenue Reporting. Subclause (D) of Section 6.2(a) (ii) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(D) a deferred revenue report of Borrower in form acceptable to Bank;”

2.7 Modified Collection of Accounts. Section 6.3(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(c) Collection of Accounts. Until payment in full in cash of all Advances and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations) and Bank’s obligations to make Advances and any other Credit Extensions relating to the Revolving Line have terminated (provided that Borrower’s obligation under this sentence shall not end at a time when any Event of

Default exists), Borrower shall be a party to a three party agreement (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”). The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank. Borrower shall use the lockbox address as the payment address on all invoices issued by Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address. The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank. Upon Bank’s receipt of such collections, Bank shall apply the same as follows:

(i)	If a Streamline Period is in effect, Bank shall deposit such proceeds into the operating account of Borrower at Bank that is designated by Borrower; and

(ii)	If a Streamline Period is not in effect, Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)	If an Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds pursuant to the terms of Section 9.4 hereof.

It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than transfer or apply funds as required by this Section. Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Sections 6.3(c) and 9.4 hereof.”

2.8 Modified Financial Covenants. Section 6.9 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis, the following:

(a) Tangible Net Worth. A Tangible Net Worth of at least $1,000,000 (“Minimum Tangible Net Worth”) plus (i) 50% of all cash consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending on or after June 30, 2010. Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the last day of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

The parties hereto agree that to the extent that any debt evidenced by a promissory note has already been considered as subordinated debt for purposes of a step-up in the Minimum Tangible Net Worth per the above requirements and that is then subsequently converted into equity securities of Borrower, such debt will be excluded from an additional step-up in the Minimum Tangible Net Worth as provided for in subclause (i) above.”

2.9 Modified Registration of Intellectual Property Rights. Subclause (b) of Section 6.10 of the Loan Agreement that currently reads as follows:

“(b) If Borrower (i) obtains any patent, registered trademark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, then Borrower shall promptly provide Bank with written notice thereof (and, in any event, provide such notice to Bank no later than fifteen days following the occurrence thereof) and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of trademarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.”

is hereby amended and restated in its entirety to read as follows:

“(b)	[Omitted].”

2.10 Covenant Regarding Investor Bridge Tranche. Bank acknowledges that Borrower has complied with the covenant set forth in Section 6.16 of the Loan Agreement regarding the receipt of a further tranche of investor financing by October 31, 2009.

2.11 Modified Prepayment Provision. Section 12.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until

Borrower fully satisfies its Obligations (other than inchoate indemnity obligations and any obligations arising under any warrants issued by Borrower to Bank). If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Maximum Dollar Amount; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.”

2.12 Added Definition of Current Liabilities. The following definition of “Current Liabilities” is hereby added to Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“ ‘Current Liabilities’ are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

2.13 Modified Definition of Eligible Accounts. Subclause (h) of the list of items not included in the definition of “Eligible Accounts” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, except for Cytec Technology Ltd., for which such percentage is 50% for the amounts that exceed that percentage, unless Bank approves in writing, but in each case only the amount in excess of such percentage shall be excluded;”

2.14 Modified Definition of Maximum Dollar Amount. The definition of “Maximum Dollar Amount” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“ ‘Maximum Dollar Amount’ is $8,000,000.”

2.15 Modified Definition of Revolving Line Maturity Date. The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

“ ‘Revolving Line Maturity Date’ is November 24, 2011.”

2.16 Modified Exhibit A to Loan Agreement. Exhibit A to the Loan Agreement is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and the bylaws of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $35,000.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		iWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ RONALD EDGERTON
Name:	Carley Brandt	Name:	RONALD EDGERTON
Title:	Relationship Manager	Title:	PRESIDENT & CEO

/s/ JAMES V. McCANNA
JAMES V. McCANNA
VP & CFO

EXHIBIT A

The Collateral shall consist of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

As used above the following terms have the following meanings:

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; (b) the following (the “Intellectual Property”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (c) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property, without Bank’s prior written consent.

Silicon Valley Bank

CORPORATE BORROWING CERTIFICATE

BORROWER:	iWatt Inc.	DATE:	June 17, 2010
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of California.

3. Attached hereto as Exhibit A are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The resolutions attached hereto as Exhibit B were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

5. That any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower and that any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the below list of persons authorized to act on behalf of Borrower.

Name	Title	Signature	Authorized to Add or Remove Signatories

Ronald P Edgerton	President and Chief Executive Officer	/s/ Ronald Edgerton	☐

James V McCanna	VP & Chief Financial Officer	/s/ James V McCanna	☐

☐

☐

6. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:	/s/ James V McCanna
Name:	James V McCanna
Title:	Secretary, iWatt Inc

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*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the President, CEO and Director of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:	/s/ Ronald P Edgerton
Name:	Ronald P Edgerton
Title:	President CEO & Director, iWatt Inc.

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Amendment to Loan and Security Agreement

WHEREAS: iWatt Inc. (the “Company”) is party to that certain Loan and Security Agreement dated as of November 25, 2008 (as amended, restated or otherwise modified, the “Loan Agreement”), by and between the Company and Silicon Valley Bank (“SVB”), relating to a secured accounts receivable borrowing base revolving loan facility and a term loan facility.

WHEREAS: there has been submitted to the Board of Directors of the Company (the “Board”) the terms and conditions of a proposed Amendment to Loan and Security Agreement (the “Amendment”) with SVB pursuant to which SVB will, among other things, increase the commitment under the secured accounts receivable borrowing base revolving loan facility to an aggregate principal amount of up to $8,000,000, amend the financial covenants, release the security interest on intellectual property and extend the maturity of the revolving loan facility.

NOW, THEREFORE, BE IT RESOLVED: On the basis of the Board’s review of the terms and conditions of the proposed Amendment, this Board deems it advisable and in the best interests of the Company and its shareholders that the Company negotiate and enter into the Amendment with SVB and hereby approves the Amendment substantially in the form attached hereto as Exhibit A.

RESOLVED FURTHER: That the officers of this Company and any designee of such officers (collectively, the “Authorized Officers”) be, and each of them hereby is, individually authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Amendment and all other documents and agreements required to be executed pursuant to the terms of the Amendment (together with the Amendment, such documents and agreements shall be referred to herein as the “Credit Documents”), including, without limitation, any promissory notes, security agreements, pledge agreements, guaranties, account control agreements, and other collateral security documents, and all such other documents which are deemed, upon advice of counsel, to be necessary or advisable in order to carry out the terms and the conditions of the Credit Documents, and that the terms and conditions of the Credit Documents are hereby approved, with such changes as may be approved by any Authorized Officer, such approval to be conclusively evidenced by the execution and delivery of any Credit Documents by any such Authorized Officer.

RESOLVED FURTHER: That, in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officers be, and each of them hereby is, individually authorized in the name and on behalf of the Company from time to time to take all such additional actions and to execute and deliver such additional certificates, instruments, notices, financing statements, or other documents, as any Authorized Officer, may deem necessary, advisable or proper in order to carry out and perform the obligations of the Company under the Credit Documents, in the forms executed on behalf of the Company pursuant to these resolutions, or under any other instrument or document executed pursuant to or in connection with such agreement and from time to time to amend or modify any of the

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Credit Documents in such manner and form, as any Authorized Officer shall approve, such Authorized Officer’s approval to be conclusively evidenced by the performance of any such action or the execution and delivery of any such certificate, instrument, notice or document.

RESOLVED FURTHER: That any form resolutions proposed by SVB having substantially the same effect as the foregoing be, and hereby are, adopted and approved and shall be attached to these resolutions and inserted in the minute book of the Company.

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EXHIBIT A

AMENDMENT TO LOAN AND SECURITY AGREEMENT

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